Exhibit 99.5

Crestwood Permian Basin Holdings LLC

Consolidated Financial Statements

As of and For the Year Ended December 31, 2021

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

Report of Independent Auditors

The Management Committee

Crestwood Permian Basin Holdings LLC

Opinion

We have audited the consolidated financial statements of Crestwood Permian Basin Holdings LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Houston, Texas

August 29, 2022

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

CONSOLIDATED BALANCE SHEET

December 31, 2021

(in millions)

Assets
Current assets:
Cash	$—
Accounts receivable	18.5
Accounts receivable - related party	12.1

Total current assets	30.6
Property, plant and equipment	412.6
Less: accumulated depreciation	65.5

Property, plant and equipment, net	347.1
Investment in unconsolidated affiliate	78.0
Operating lease right-of-use assets, net	3.0
Other assets	2.0

Total assets	$460.7

Liabilities and members’ equity
Current liabilities:
Accounts payable	$26.3
Accounts payable - related party	4.9
Accrued expenses and other liabilities	5.5
Accrued expenses and other liabilities - related party	1.6

Total current liabilities	38.3
Long-term debt	111.0
Deferred revenues	4.4
Other long-term liabilities	2.9
Other long-term liabilities - related party	1.8
Commitments and contingencies (Note 7)
Members’ equity	302.3

Total liabilities and members’ equity	$460.7

See accompanying notes.

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2021

(in millions)

Revenues:
Product revenues	$159.2
Product revenues - related party	111.3
Service revenues	15.6

Total revenues	286.1
Operating expenses:
Costs of products sold	196.2
Costs of products sold - related party	27.1
Costs of services sold	5.4
Operations and maintenance	11.5
Operations and maintenance - related party	7.0
General and administrative	0.2
General and administrative - related party	1.0
Depreciation and accretion	19.1

267.5

Operating income	18.6
Earnings from unconsolidated affiliate	4.9
Interest and debt expense, net	(4.1)

Income before income taxes	19.4
Provision for income taxes	(0.3)

Net income	$19.1

See accompanying notes.

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(in millions)

	Crestwood Infrastructure Holdings LLC				FR XIII Crestwood Permian Basin Holdings LLC
	Preferred Units	Preferred Equity	Common Units	Common Equity	Preferred Units	Preferred Equity	Common Units	Common Equity	Total
Balance at December 31, 2020	8.0	$80.0	15.9	$40.8	15.1	$151.0	8.8	$22.5	$294.3
Contributions from members	—	—	1.0	10.7	—	—	1.1	10.8	21.5
Distributions to members	—	(5.4)	—	(10.9)	—	(10.2)	—	(6.1)	(32.6)
Non-cash transfers	—	3.3	—	(3.9)	—	6.3	—	(5.7)	—
Net income	—	3.2	—	6.4	—	5.9	—	3.6	19.1

Balance at December 31, 2021	8.0	$81.1	16.9	$43.1	15.1	$153.0	9.9	$25.1	$302.3

See accompanying notes.

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2021

(in millions)

Operating activities
Net income	$19.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion	19.1
Amortization of deferred financing costs	0.5
Deferred income taxes	0.3
Changes in operating assets and liabilities:
Accounts receivable	(16.3)
Prepaid expenses	0.4
Accounts payable	17.8
Accrued expenses and other liabilities	0.4
Deferred revenues	3.2

Net cash provided by operating activities	44.5
Investing activities
Purchases of property, plant and equipment	(35.4)
Investment in unconsolidated affiliate	(4.3)
Capital distribution from unconsolidated affiliate	6.6
Other	(0.1)

Net cash used in investing activities	(33.2)
Financing activities
Proceeds from the issuance of long-term debt	213.6
Payments on long-term debt	(211.9)
Payments for deferred financing costs	(1.9)
Contributions from members	21.5
Distributions to members	(32.6)

Net cash used in financing activities	(11.3)
Net change in cash	—
Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$3.8

Supplemental schedule of noncash investing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$5.4

See accompanying notes.

CRESTWOOD PERMIAN BASIN HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Description of Business

Organization

Crestwood Permian Basin Holdings LLC (Crestwood Permian or the Company) is a Delaware limited liability company which is owned equally by Crestwood Infrastructure Holdings LLC (Crestwood Infrastructure) and FR XIII Crestwood Permian Basin Holdings LLC, an affiliate of First Reserve Management, L.P (First Reserve). Crestwood Infrastructure is a wholly-owned subsidiary of Crestwood Midstream Partners LP (CMLP). CMLP is a wholly-owned subsidiary of Crestwood Equity Partners, LP (Crestwood Equity).

Our members and their affiliates are not liable for the obligations of the Company.

Unless otherwise indicated, references in this report to “we,” “us,” or “our” and similar terms refer to either Crestwood Permian itself or Crestwood Permian and its consolidated subsidiaries, as the context requires.

Description of Business

We are a joint venture engaged in the gathering, transportation, compression and processing of natural gas for producers in the Delaware Basin. Below is a description of our assets (including the assets of our equity investment).

Delaware. We own and operate gas gathering and processing systems in the Delaware Basin. Our assets consist of (i) the Willow Lake system, which includes low-pressure dry gas and rich natural gas gathering systems that serves customers in Eddy County, New Mexico; (ii) a natural gas processing facility in Orla, Texas (the Orla plant); (iii) the Orla Express Pipeline that connects the Willow Lake system with the Orla plant; and (iv) a produced water gathering and disposal system in Culberson and Reeves Counties, Texas. In addition, we own an undivided interest in 80,000 barrels per day of capacity in a segment of the Epic Y-Grade Pipeline, LP (EPIC) pipeline from Orla, Texas to Benedum, Texas, which includes an interconnection with Chevron Phillips Chemical Company, LP’s (Chevron Phillips) pipeline, and other delivery points near Benedum. This capacity is supported, in part, by a purchase and sale agreement with Chevron Phillips to sell a dedicated volume of barrels to be delivered off the EPIC pipeline to Chevron Phillips’s pipeline.

Nautilus Gas Gathering System. Crestwood Permian Basin LLC (Crestwood Permian Basin), our 50% equity investment, owns the Nautilus gathering system and has a long-term fixed fee gathering agreement with Permian Delaware Enterprise Holdings LLC (Permian Delaware Enterprise), a subsidiary of ConocoPhillips Company, under which Permian Delaware Enterprise has dedicated the gathering rights for its gas production across a large acreage position in Loving, Reeves and Ward Counties, Texas to Crestwood Permian Basin, and under which Crestwood Permian Basin provides gathering and dehydration services to them.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (GAAP) and include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions. In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the period presented have been made and all such adjustments are of a normal and recurring nature. We have evaluated subsequent events through the date our financial statements were available to be issued on August 29, 2022.

Significant Accounting Policies

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination to consolidate or apply the equity method of accounting to an entity can also require us to evaluate whether that entity is considered a variable interest entity. This evaluation, along with the determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control or direct the policies, decisions or activities of an entity.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these consolidated financial statements. Actual results can differ from those estimates.

Cash

We consider all highly liquid investments with an original maturity of less than three months to be cash.

Property, Plant and Equipment

Property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at fair value, or at the historical book value of the assets contributed from related parties. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize major units of property replacements or improvements and expense minor items. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years
Gathering systems and pipelines	20
Facilities and equipment	3 – 20
Buildings and rights-of-way	10 – 40

Included in our property, plant and equipment is land, which is not subject to depreciation.

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is typically based on discounted cash flow projections using assumptions as to revenues, costs and discount rates typical of third party market participants.

Deferred Financing Costs

Deferred financing costs represent costs associated with obtaining long-term financing and are amortized over the term of the related debt using a method which approximates the effective interest method and has a weighted average remaining life of approximately four years. Our deferred financing costs, net of accumulated amortization were approximately $2.0 million at December 31, 2021, and are reflected as other assets on our consolidated balance sheet. Amortization expense related to our deferred financing costs for the year ended December 31, 2021 was approximately $0.5 million, and is included in interest and debt expense, net on our consolidated statement of operations. Estimated amortization of our deferred financing costs for each of the next four years is approximately $0.5 million.

Investment in Unconsolidated Affiliate

We account for our investment in Crestwood Permian Basin using the equity method of accounting because we exercise significant influence, but do not control and are not the primary beneficiary of Crestwood Permian Basin. We evaluate our equity method investment for impairment when events or circumstances indicate that the carrying value of the equity method investment may be impaired and that impairment is other than temporary. If an event occurs, we evaluate the recoverability of our carrying value based on the fair value of the investment. If an impairment is indicated, or if we decide to sell an investment in unconsolidated affiliate, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value.

Asset Retirement Obligations

An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset. We record a liability for legal or contractual obligations to retire our long-lived assets associated with right-of-way contracts we hold. We record a liability in the period the obligation is incurred and estimable. An ARO is initially recorded at its estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the asset to which that liability relates. An ongoing expense is recognized for changes in the fair value of the liability as a result of the passage of time, which we record as depreciation and accretion expense on our consolidated statement of operations. Our AROs are reflected in other long-term liabilities on our consolidated balance sheet.

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when there is an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

We record liabilities for environmental contingencies at their undiscounted amounts on our consolidated balance sheet as accrued expenses and other liabilities when environmental assessments indicate that remediation efforts are probable and costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors. These estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and recognize a current period charge in operations and maintenance expenses when clean-up efforts do not benefit future periods. At December 31, 2021, we had no amounts accrued for environmental or other contingencies.

We evaluate potential recoveries of amounts from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our consolidated balance sheet.

Fair Value Measurements

The accounting standard for fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

•

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of December 31, 2021, the carrying amounts of cash, accounts receivable and accounts payable approximate fair value based on the short-term nature of these instruments. The fair value of the amount outstanding under our credit facility approximates the carrying value amount as of December 31, 2021, due primarily to the variable nature of the interest rate of the instrument, which is considered a Level 2 fair value measurement.

Revenue Recognition

We provide gathering, processing, disposal and transportation services and we sell commodities, including natural gas and natural gas liquids (NGLs), under various contracts which are described below.

•

Fixed-fee contracts. Under these contracts, we do not take title to the underlying natural gas, disposed water or NGLs but charge our customers a fixed-fee for the services we provide based on the volumes gathered, processed, disposed and/or transported.

•

Percentage-of-proceeds service contracts. Under these contracts, we take title to natural gas or NGLs after the commodity leaves our gathering and processing facilities. We often market and sell those commodities to third parties after they leave our facilities and we will remit a portion of the sales proceeds to our producers.

•

Percentage-of-proceeds product contracts. Under these contracts, we take title to natural gas or NGLs before the commodity enters our facilities. We market and sell those commodities to third parties and we will remit a portion of the sales proceeds to our producers.

•	Purchase and sale contracts. Under these contracts, we purchase natural gas or NGLs before the commodity enters our facilities, and we market and sell those commodities to third parties.

We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. Our fixed-fee contracts and our percentage-of-proceeds service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our customers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligations. The transaction price under certain of our fixed-fee contracts and percentage-of-proceeds service contracts include variable consideration that varies primarily based on actual volumes that are delivered under the contract. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the customer.

We recognize revenues at a point in time for performance obligations associated with our percentage-of-proceeds product contracts and purchase and sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer when the distinct good is provided to the customer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgment and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our customers and the relative standalone selling price of goods and services provided to customers under contracts with multiple performance obligations. Actual results can significantly vary from those judgments and assumptions. We did not have any material contracts with multiple performance obligations or under which we received material amounts of non-cash consideration during the year ended December 31, 2021.

Under certain contracts, we are entitled to receive payments in advance of satisfying our performance obligations under the contracts. We recognize a liability for these payments in excess of revenue recognized and present it as deferred revenues on our consolidated balance sheet. Our deferred revenues primarily relates to:

•

Capital Reimbursements. Certain of our contracts require that our customers reimburse us for capital expenditures related to the construction of long-lived assets utilized to provide services to them under the respective revenue contracts. Because we consider these amounts as consideration from customers associated with ongoing services to be provided to customers, we defer these upfront payments in deferred revenues and recognize the amounts in revenue over the life of the associated revenue contract as the performance obligations are satisfied under the contract.

•

Contracts with Increasing (Decreasing) Rates per Unit. Certain of our contracts have fixed rates per volume that increase and/or decrease over the life of the contract once certain time periods or thresholds are met. We record revenues on these contracts ratably per unit over the life of the contract based on the remaining performance obligations to be performed, which can result in the deferral of revenue for the difference between the consideration received and the ratable revenue recognized.

Credit Risk and Concentrations

Inherent in our contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures. The following table represents customers which accounted for more than 10% of our revenues:

Year Ended December 31, 2021
Chevron Phillips	54%
Crestwood Energy Services LLC	37%

Income Taxes

No provision for federal or state income tax is included in our results of operations as such income is taxable directly to the members. Accordingly, each member is responsible for its share of federal and state income tax. Net income for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and the financial reporting basis of assets and liabilities and the taxable income allocation requirements under the limited liability corporation agreement. We are responsible, however, for the Texas Margin tax, which qualifies as an income tax under GAAP, and accordingly we are required to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis attributable to such tax. Our deferred income taxes are included in other long-term liabilities on our consolidated balance sheet. Our income tax provision related to the Texas Margin tax for the year ended December 31, 2021 was approximately $0.3 million.

Uncertain Tax Positions. We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Such tax positions, if any, would be recorded as a tax benefit or expense in the current year. We believe that there were no uncertain tax positions that would impact our results of operations for the year ended December 31, 2021. However, our conclusions regarding the evaluation of uncertain tax positions are subject to review and may change based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

Note 3 – Certain Balance Sheet Information

Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

December 31, 2021
Gathering systems and pipelines	$155.6
Facilities and equipment	211.0
Buildings, land and rights-of-way	23.2
Construction in process	22.8

412.6
Less: accumulated depreciation	65.5

Total property, plant and equipment, net	$347.1

Depreciation. Depreciation expense totaled $19.0 million for the year ended December 31, 2021.

Capitalized Interest. During the year ended December 31, 2021, we capitalized interest of $0.1 million related to certain expansion projects.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in millions):

December 31, 2021
Accrued expenses	$0.9
Accrued property taxes	3.0
Interest payable	0.1
Accrued additions to property, plant and equipment	1.4
Deferred revenues	0.1

Total accrued expenses and other liabilities	$5.5

Note 4 - Asset Retirement Obligations

We have legal obligations primarily associated with certain facilities and equipment. Where we can reasonably estimate the ARO, we accrue a liability based on an estimate of the timing and amount of settlement. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations. We did not have any material assets that were legally restricted for use in settling asset retirement obligations as of December 31, 2021.

The following table presents the changes in the net asset retirement obligations (in millions):

December 31, 2021
Net asset retirement obligations at January 1, 2021	$1.6
Accretion expense	0.1

Net asset retirement obligations at December 31, 2021	$1.7

Note 5 - Investment in Unconsolidated Affiliate

We own a 50% equity interest in Crestwood Permian Basin and Shell Midstream Partners L.P., a subsidiary of Shell plc, owns the remaining 50% equity interest. We account for our 50% equity interest in Crestwood Permian Basin under the equity method of accounting. As of December 31, 2021, our equity in the underlying net assets of Crestwood Permian Basin approximates our investment balance.

Summarized Financial Information. Below is summarized financial information for Crestwood Permian Basin (in millions; amounts represent 100% of unconsolidated affiliate information):

Financial Position Data:

December 31, 2021
Current assets	$9.4
Non-current assets	$175.8
Current liabilities	$4.8
Non-current liabilities	$24.4
Members’ equity	$156.0

Operating Results Data:

Year Ended December 31, 2021
Operating revenues	$38.4
Operating expenses	$28.5
Net income	$9.8

Contributions. During the year ended December 31, 2021, we made cash contributions to Crestwood Permian Basin of approximately $4.3 million.

Distributions. Crestwood Permian Basin is required, on a quarterly basis, to distribute to its members an estimate of distributable cash (as defined in its limited liability company agreement) on or prior to the last day of each fiscal quarter based on their respective ownership percentages at the time of such distributions. During the year ended December 31, 2021, we received cash distributions from Crestwood Permian Basin of approximately $11.5 million.

Note 6 - Long-Term Debt

In June 2021, CPB Subsidiary Holdings LLC, our wholly-owned subsidiary, entered in to an Amended and Restated Credit Agreement (Credit Facility). The Credit Facility, which matures in October 2025, allows for revolving loans, letters of credit and swing line loans in an aggregate principal amount of up to $165 million. The Credit Facility is secured by substantially all of our assets. Prior to amending and restating the Credit Facility, we had a five-year $150 million credit agreement, which would have expired in October 2022.

In April 2022, CPB Subsidiary Holdings LLC, our wholly-owned subsidiary, entered into a First Amended and Restated Credit Agreement, which matures in October 2025 and allows for revolving loans, letters of credit and swing line loans of up to $230 million.

Borrowings under the Credit Facility bear interest at either:

•

the Alternate Base Rate, which is defined as the highest of (i) the federal funds rate plus 0.50%; (ii) Wells Fargo Bank’s prime rate; or (iii) the Eurodollar Rate adjusted for certain reserve requirements plus 1%; plus a margin varying from 1.50% to 2.50% depending on our most recent consolidated total leverage ratio; or

•	the Eurodollar Rate, adjusted for certain reserve requirements plus a margin varying from 2.50% to 3.50% depending on our most recent consolidated total leverage ratio.

Swing line loans bear interest at the Alternate Base Rate as described above. The unused portion of our Credit Facility is subject to a commitment fee ranging from 0.375% to 0.50% according to our most recent consolidated total leverage ratio. Interest on the Alternate Base Rate loans is payable quarterly, or if the adjusted Eurodollar Rate applies, interest is payable at certain intervals selected by us.

At December 31, 2021, we had $111.0 million outstanding under the credit facility. At December 31, 2021, we had $39.0 million of available capacity under the Credit Facility considering the most restrictive covenants in the credit agreement. At December 31, 2021, we had no outstanding standby letters of credit. The interest rates on borrowings under the credit facility were between 3.36% and 5.50% at December 31, 2021. The weighted-average interest rates on outstanding borrowings as of December 31, 2021 was 3.36%.

The Credit Facility contains various covenants and restrictive provisions that limit our ability to, among other things, (i) incur additional debt; (ii) make distributions on or redeem or repurchase units; (iii) make certain investments and acquisitions; (iv) incur or permit certain liens to exist; (v) merge, consolidate or amalgamate with another company; and (vi) transfer or dispose of assets.

We are required under our credit agreement to maintain a net debt to consolidated EBITDA ratio (as defined in the credit agreement) of not more than 5.00 to 1.0, and a consolidated EBITDA to consolidated interest expense ratio (as defined in the credit agreement) of not less than 2.50 to 1.0. At December 31, 2021, the net debt to consolidated EBITDA ratio was 2.31 to 1.0, and the consolidated EBITDA to consolidated interest expense ratio was 12.57 to 1.0. At December 31, 2021, we were in compliance with the debt covenants and restrictions under our Credit Facility.

If we fail to perform our obligations under these and other covenants, the lenders’ credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Facility could be declared immediately due and payable.

Note 7 - Commitments and Contingencies

General. We are periodically involved in litigation proceedings. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures for which we can estimate would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

Any loss estimates are inherently subjective, based on currently available information, and are subject to management’s judgment and various assumptions. Due to the inherently subjective nature of these estimates and the uncertainty and unpredictability surrounding the outcome of legal proceedings, actual results may differ materially from any amounts that have been accrued. At December 31, 2021, we had no amounts accrued for outstanding legal matters.

Purchase Commitments. We have entered into certain purchase commitments primarily related to our growth capital projects. At December 31, 2021, our purchase commitments totaled approximately $18.7 million, and are expected to occur over the next twelve months.

Note 8 - Related Party Transactions

The affiliates of CMLP and First Reserve are considered our related parties. We enter into transactions with our affiliates within the ordinary course of business, including periodic sales of condensate to Crestwood Crude Services LLC (Crude Services), a subsidiary of CMLP. During the year ended December 31, 2021, we recognized revenues of approximately $5.1 million related to sales of condensate to Crude Services.

Below is a discussion of our related party services and agreements.

Natural Gas Sales Agreement. We have a natural gas sales agreement with Crestwood Energy Services LLC (Crestwood Energy Services), a subsidiary of CMLP, that expires upon termination by either party to the agreement. Under this agreement, Crestwood Energy Services purchases residue gas processed at our Orla plant. We recognized revenues of approximately $105.8 million under this agreement during the year ended December 31, 2021.

Natural Gas Liquids Purchase and Sale Agreement. We have a natural gas liquids purchase and sale agreement with Crestwood Services LLC (Crestwood Services), a subsidiary of CMLP. This agreement is automatically renewed annually until terminated as set forth in the agreement. Pursuant to the agreement, we sell and deliver all of our NGLs produced at our Orla plant to Crestwood Services. During the year ended December 31, 2021, we recognized revenues of approximately $0.4 million under the agreement. In addition, we purchase NGLs from Crestwood Services under spot agreements to optimize excess capacity we have on our third party downstream sales contract with Chevron Phillips. During the year ended December 31, 2021, we recognized cost of products sold of approximately $26.8 million under the agreement.

Gas Gathering Agreement. We have a gas gathering agreement with Crestwood Permian Basin that extends through September 30, 2029. Pursuant to the agreement, we purchase gas from Crestwood Permian Basin on a fixed-fee basis. We recognized cost of products sold of approximately $0.3 million under this agreement during the year ended December 31, 2021.

Crestwood Permian Basin Operating and Administrative Services Agreement. CPB Operator LLC, our wholly-owned subsidiary, and Crestwood Midstream Operations LLC (Crestwood Operations), a subsidiary of CMLP, entered into an operating and administrative services agreement with Crestwood Permian Basin pursuant to which we provide management, commercial and administrative services to Crestwood Permian Basin related to its Nautilus facilities and other general services identified in the agreement. Under this agreement, Crestwood Permian Basin reimburses us for all costs incurred on its behalf. These reimbursements are reflected as a reduction of our operations and maintenance expense - related party of approximately $2.7 million during the year ended December 31, 2021, and a reduction of our general and administrative - related party of approximately $0.9 million during the year ended December 31, 2021.

Construction and Operating Services Agreement. We have an agreement with Crestwood Operations pursuant to which they manage our facilities (including the construction of facilities), manage the day to day operations of our business and provide commercial and administrative services to us. The agreement is for an initial term through December 31, 2026 and is automatically extended for successive three year periods unless Crestwood Operations is removed or the agreement is otherwise terminated by either party. Under the agreement, we reimburse all costs incurred in connection with services provided to us. During the year ended December 31, 2021, we recognized related party operations and maintenance expenses of $8.8 million and related party general and administrative expenses of $1.9 million, respectively under this agreement.

Lease Agreement. In June 2021, Crestwood New Mexico Pipeline LLC, our wholly-owned subsidiary, entered into an operating lease agreement with Jackalope Gas Gathering Services L.L.C. (Jackalope), a subsidiary of CMLP, pursuant to which we lease natural gas compressors and related equipment from Jackalope with terms ranging from one to five years. At December 31, 2021, our operating lease right-of-use assets, net was approximately $3.0 million. Our current operating lease liabilities and non-current operating lease liabilities were approximately $1.0 million and $1.8 million, respectively, and are included in accrued expenses and other liabilities - related party and other long-term liabilities - related party, respectively, on our consolidated balance sheet at December 31, 2021. During the year ended December 31, 2021, we recognized lease expense of approximately $0.9 million, which is included in operations and maintenance expenses - related party on our consolidated statement of operations.

Note 9 - Members’ Equity

Contributions. As further described below, we issue common or preferred units to our members in exchange for contributions to us. During the year ended December 31, 2021, our members made cash contributions to us of approximately $21.5 million primarily to fund the expansion of our Delaware Basin assets and for general corporate purposes. In January 2022, we received a cash contribution of approximately $17.0 million from our members.

Common Units. Pursuant to our limited liability company agreement, in exchange for contributions from our members to fund the expansion of our Delaware Basin assets, we issued common units to our members at a fixed rate of $10.00 per unit in accordance with their respective contributions. During the year ended December 31, 2021, we issued 2.1 million common units to our members.

Class A Preferred Units. Pursuant to a contribution agreement, we are required to issue Class A preferred units at a fixed rate of $10.00 per unit to our members in exchange for contributions to fund the expansion of our Delaware Basin assets. Subject to certain conditions, our members have the right to convert the Class A Preferred Units into common units on a 1-for-1 basis at any time or a number of common units determined pursuant to a conversion ratio set forth in the Contribution Agreement upon the occurrence of certain events.

The Class A preferred units have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class, with each Class A preferred units entitled to one vote for each common units into which such Class A preferred units are convertible.

Net Income or Loss Allocation. Pursuant to our limited liability company agreement, we allocate net income or loss to our members using the Hypothetical Liquidation at Book Value (HLBV) method since our members’ ownership and distribution percentages differ. Under the HLBV method, a calculation is prepared at each balance sheet date to determine the amount that our members would receive if we were to liquidate all of our assets, as valued in accordance with GAAP, and distribute that cash to our members. The difference between the calculated liquidation distribution amounts at the beginning and end of the reporting period, after adjusting for capital contributions (including any members’ equity balancing adjustments as a result thereof, which are reflected as non-cash transfers in (out) on our consolidated statement of members’ equity) and distributions, is our members’ respective share of our earnings or losses for the period, which approximates how we allocate earnings under the terms of our limited liability company agreement.

Distributions. We are required, within 30 days following the end of each quarter to distribute 100% of our available cash (as defined in our limited liability company agreement) to our members based on their respective ownership percentages. During the year ended December 31, 2021, we made cash distributions of approximately $32.6 million to our members in accordance with our limited liability company agreement. In January 2022 and in April 2022, we made a cash distribution of approximately $17.0 million and $10.2 million, respectively, to our members.

Note 10 - Revenues

Our receivables related to our revenue contracts accounted for under Topic 606 totaled $30.3 million at December 31, 2021, and are included in accounts receivable and accounts receivable - related party on our consolidated balance sheet.

The following table summarizes our deferred revenues (in millions):

December 31, 2021
Deferred revenues (current)(1)(2)	$0.1
Deferred revenues (non-current)(2)	$4.4

(1)	Our current deferred revenues are included in accrued expenses and other liabilities on our consolidated balance sheet.
(2)

During the year ended December 31, 2021, we recognized revenues of approximately $0.8 million that were previously included in deferred revenues at December 31, 2020. The remaining change in our deferred revenues during the year ended December 31, 2021 related to capital reimbursements associated with our revenue contracts and revenue deferrals associated with our contracts with increasing (decreasing) rates.

The majority of our deferred revenues are classified as non-current on our consolidated balance sheet and are expected to be recognized as the performance obligations under the related revenue contracts are satisfied over the next eight years.

Disaggregation of Revenues. The following tables summarize our revenues from contracts with customers disaggregated by type of product/service sold and by commodity type for the year ended December 31, 2021 (in millions). We believe this summary best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.

Year Ended December 31, 2021
Topic 606 revenues
Gathering
Natural gas	$1.7
Water	11.1
Processing
Natural gas	2.7
Product Sales
Natural gas	106.4
NGLs	164.1

Total Topic 606 revenues	286.0
Non-Topic 606 revenues	0.1

Total revenues	$286.1

Note 11 - Subsequent Event

On July 11, 2022, Crestwood Equity acquired First Reserve’s 50% equity interest in us. Prior to Crestwood Equity’s acquisition of First Reserve’s 50% equity interest in us, in July 2022, our members made cash contributions of approximately $150 million to us.